EMPLOYMENT AGREEMENT


      This Agreement is effective as of September 23, 1997 between CILCORP

Inc., an Illinois Corporation with offices at 300 Hamilton Blvd., Suite 300,

Peoria, Illinois 61602 (the "Company") and

                  ROBERT O. VIETS

whose address is: 11305 Pawnee Road

                  Peoria, IL  61615


(the "Officer")

                             W I T N E S S E T H

      WHEREAS, the Officer is employed by the Company as an officer of the

Company with the title and salary current at the effective date of this

Agreement as set forth in this Agreement; and

      WHEREAS, the Company wishes to attract and retain highly qualified executives and to achieve this goal it is in the best interests of the Company to secure the continued services of the Officer; and

      WHEREAS, the Company is willing, in order to provide the Officer a measure of security with respect to his employment with the Company and to encourage the Officer to remain employed by the Company, to agree that employment of the Officer shall be terminable only "for Cause" as that term is hereinafter defined; and

      WHEREAS, the public utility industry is experiencing increasing uncertainty as deregulation occurs at state and federal levels and by providing the Officer a measure of security with respect to  employment with the Company, the Officer will be better able to perform the Officer's duties in a manner that is consistent with the best interests of the Company and its shareholders without the Officer being unduly concerned about his personal financial security.

      NOW, THEREFORE, the Company and the Officer agree as follows:


                                  Employment

      1.1   Term.  The Company shall employ the Officer as President  and

Chief Executive Officer and the Officer shall remain in employment with the

Company for a period of three years from the effective date of this Agreement

(the "Term") unless terminated prior to the expiration of the Term pursuant to

Section 2.  Prior to the annual anniversary of the Effective date, the Board of Directors of the Company shall review the Officer's performance, and may,

in its discretion, resolve to extend the Term for one or more additional years, provided that the years remaining in the Term after such extension shall not exceed three years.  All such extensions shall be in writing and executed by a representative of the Board other than the Officer.

      1.2   Compensation.  As compensation for services provided to the

Company by the Officer pursuant to this Agreement, the Company shall pay the

Officer an annual base salary of $410,000 which salary may be increased from time to time by the Company (hereinafter referred to as "Compensation").  The

Officer shall also be eligible to participate in any other compensation and benefit plans (whether provided by the Company or any of its affiliates)

generally available to executive employees of the Company of like grade and salary including, but not limited to, retirement plans, group life,

disability, accidental death and dismemberment, travel and accident, and health and dental insurance plans, incentive compensation plans, stock or stock based compensation plans, deferred compensation plans, supplemental retirement plans and excess benefit plans, but excluding the plans referred to in Section 2.9 of this Agreement.  Such other compensation and benefit plans are hereinafter referred to collectively as the "Compensation and Benefit

Plans".

      1.3   Duties.  The Officer shall perform such duties and functions as are assigned to him by:  (i) the bylaws of the Company, as amended or restated, (ii) the Board of Directors of the Company, (iii) a duly authorized committee of the Board of Directors of the Company, or (iv) an officer of more senior rank than the Officer.

      1.4   Duty of Loyalty.  The Officer shall work full-time for the Company only, provided that:

                        (a) with the consent of the Board of Directors, he may serve as a director of other business organizations, or engage in charitable, civic and other similar activities; and

                        (b) he may make such investments and reinvestment in business activities as shall not require a substantial portion of his time.

      1.5   Duty Not to Disclose Confidential Information.  The Officer

acknowledges that his relationship with the Company is one of high trust and confidence and that he has access to Confidential Information (as hereinafter defined) of the Company.  The Officer shall not, directly or indirectly,

communicate, deliver, exhibit or provide any Confidential Information to any person, firm, partnership, corporation, organization or entity, except as required in the normal course of the Officer's duties or as required by law.

The duties contained in this paragraph shall be binding upon the Officer during the time that he is employed by the Company and following the termination of such employment for a period of ten years, provided that any disclosure thereafter does not violate the Officer's fiduciary duty to the

Company.  Such duties will not apply to any such Confidential Information which is or becomes in the public domain through no action on the part of the

Officer, is generally disclosed to third parties by the Company without restriction on such third parties, or is approved for release by written authorization of the Board of Directors of the Company.  The term

"Confidential Information" shall mean any and all confidential, proprietary,

or secret information relating to the Company's business, services, customers,

business operations, strategies, or activities and any and all trade secrets,

products, methods of conducting business, information, skills, knowledge,

ideas, know-how or devices used in, developed by, or pertaining to the

Company's business and not generally known, in whole or in part, in any trade or industry in which the Company is engaged.


                                 Termination

      2.1   Termination of Agreement.  Unless sooner terminated in accordance with the terms of this Section 2, this Agreement shall terminate at the expiration of the Term, and all obligations of the Company hereunder shall terminate except as specifically set forth in Section 2.5.  The Officer may,

with the consent of the Company, continue in the employ of the Company after the expiration of the Term on such terms and conditions as may be agreed upon by the Company and the Officer.

      2.2   Termination by the Officer.  The Officer may voluntarily terminate this Agreement by providing two weeks notice to the Company, in which event the Company shall have no further obligation to the Officer hereunder from the date of such termination (except the payment of any accrued benefits), and the

Officer shall have no further obligation to the Company hereunder except the duty to not disclose Confidential Information in accordance with Section 1.5.

In the event the Officer's employment with the Company is terminated due to the Officer's death, the Company shall have no further obligation to the

Officer, his heirs or legatees hereunder from the date of such termination,

except to pay any benefits due under the Compensation and Benefit Plans.  In the event the Officer's employment with the Company is terminated due to the

Officer's

Permanent Disability, the Company shall have no further obligation to the

Officer, except to pay any benefits due under the Compensation and Benefit

Plans.

      For purposes of this Agreement, the term "Permanent Disability" means a physical or mental condition of the Officer which, in the Company's determination:

                        (a)   has continued uninterrupted for six months;

                        (b)   is expected to continue indefinitely; and

                        (c) renders the Officer incapable of adequately performing his duties under Section 1.3 of this Agreement.

      Prior to any final determination that the Officer has a Permanent

Disability, the Board shall provide reasonable notice to the Officer of its intent to determine whether the Officer has a Permanent Disability and afford the Officer, along with any counsel, the opportunity to address the Board.

      2.3   Termination by the Company With Cause.    The Company may

terminate this Agreement for Cause.  For purposes of this Agreement, Cause shall mean:

                        (a)   the Officer's willful and material breach of the

                  provisions of this Agreement, other than such breach

                  resulting from incapacity due to physical or mental

                  disability, after the Board of Directors delivers a written demand to cure such breach which specifically identifies the manner in which the Board of Directors believes that the

                  Officer has not substantially performed his duties, and a 30-

                  day period has passed in which the breach has not been

                  cured, or

                        (b)   the Officer willfully engages in illegal conduct

                  or gross misconduct which, in either case,  injures the

                  Company.

For purposes of this determining whether "Cause" exists, no act or failure to act, on the Officer's part shall be considered "willful," unless it is done,

or omitted to be done, by the Officer in bad faith or without reasonable belief by the Officer that his action or omission was in the best interests of the Company.  Any act or failure to act, based upon authority given pursuant to a resolution adopted by the Board of Directors shall be conclusively presumed to be done, or omitted to be done, by the Officer in good faith and in the best interests of the Company.  The cessation of the Officer's employment shall not be deemed for "Cause," unless and until the Officer receives a copy of a resolution adopted by the affirmative vote of not less than two-thirds of the membership of the Board of Directors, who are not employees of the Company or a direct or indirect subsidiary of the Company, at a meeting of the Board of Directors called and held for such purpose (after reasonable notice is provided to the Officer, and the Officer is given the opportunity, together with counsel, to be heard before the Board of

Directors), finding that, in the good faith opinion of the Board of Directors,

the Officer's termination is for Cause.

      In the event of the Officer's termination for Cause, the Company will have no further obligation to the Officer under the Agreement from the date of such termination (except the payment of any accrued benefits).

      2.4   Termination by the Company without Cause.  If, prior to the expiration of the Term,

                        (a)    the Officer's employment hereunder is

                  terminated by the Company other than for Cause, as defined in Section 2.3; or

                        (b)   the Officer resigns from his employment

                  hereunder upon thirty days written notice given to the

                  Company within thirty days following

                                    (i)   a reduction in the compensation or a
                        material and substantial reduction in benefits provided pursuant to this Agreement or the Compensation and Benefit Plans, other than a reduction in incentive compensation or benefits that are generally applicable to senior officers of the Company, or

                                    (ii)  notice to the Officer of a change of
                        the Officer's principal place of employment without his consent to a city different from the city which is the principal place of the Officer's employment,

then the Officer shall be entitled to receive the damage payments described in

Section 2.5.  The date of the Officer's termination of employment under subsection (a) or (b) shall be referred to in this Agreement as the

"Termination Date."

      2.5   Damage Payments.  Upon any of the events described in Section 2.4,

the Company shall, as damages for not honoring the terms of this Agreement,

pay the Officer Compensation and benefits for the three year period immediately following the Termination Date (the "Continuation Period"), as

follows:

                        (a) during the Continuation Period, the Officer shall (i) continue to receive Compensation under Section 1.2, and (ii) continue to participate in the Compensation and Benefit Plans, except as otherwise provided below, that he participated in as of the Termination Date as though he continued in the employment of the Company, provided, however, that any benefit to be provided by a Compensation and Benefit Plan may be provided by the Company through cash of equivalent value or through a nonqualified arrangement or arrangements if, in the judgment of the Company, permitting the Officer to participate in such plan after the Termination Date would adversely affect the tax status of such plan; and

                        (b) the Officer shall receive a payment which is equal to: (i) the sum of the Officer's last three annual incentive awards (expressed as a dollar value) under the Company's EVA-Based Incentive Compensation Plan or similar annual incentive compensation plan applicable to the Officer, and (ii) the Officer's Award Bank balance, less any amounts used to prime the Award Bank, from the Company's EVA Based Incentive Compensation Plan. In the event that the Officer has been covered by an annual incentive compensation plan for less than three years, the amount of payment in
                  Section 2.5(b)(i) shall be the product of three and an arithmetical average based on the actual amount of annual awards received by the Officer divided by the number of years the Officer was covered by the annual incentive compensation plan.

        To the extent damages to be provided pursuant to this Section 2.5 are determined on the basis of the Officer's base salary, the base salary to be used to determine such damages after the Officer's Termination Date shall be the greater of the Officer's base salary used to determine such damages immediately prior to any reduction in base salary following which the Officer elected to terminate employment pursuant to Section 2. 4(b) of this Agreement,

or the Officer's base salary used to determine such damages immediately prior to the Officer's Termination Date.  To the extent damages payable pursuant to this Section 2.5, including, not by way of limitation, retiree health care and pension benefits, are determined by reference to the Officer's years of service with the Company, such as the determination of the Officer's accrued benefits under the Company's qualified or nonqualified retirement plans, such years of service shall be determined by including years that occur during the

Continuation Period.

      For purposes of determining an Officer's right under this Section 2.5 to accrue benefits during the Continuation Period under the Central Illinois

Light Company Management, Office and Technical Employees' Retirement Plan (the

"Retirement Plan") or Benefit Replacement Plan, the Officer's accrued benefits

(including any early retirement subsidies, if applicable) shall be calculated by taking into account the years of service that the Officer would have accrued during the Continuation Period and the Officer's compensation, as such term is defined in the Retirement Plan ("Retirement Compensation"), payable for the Continuation Period.

      2.6   Non-Compete Provisions.  As consideration for the first year of the three years of damage payments set forth in Section 2.5 of this Agreement,

the Officer agrees not to compete with the Company, its affiliates and

subsidiaries pursuant to the following terms and conditions.      For a period

of one year following the Termination Date, the Officer shall not engage in any employment activity or directly or indirectly own (except for passive investments in which the Officer owns less than a 5% ownership interest),

manage, operate, control or be employed by, participate in or be connected in any manner with the ownership, operation or control of any business that engages in the sale, supply, transmission, or distribution of electricity,

natural gas, or other forms of energy,  which are competitive with or substantially similar to the services or products of the Company, its subsidiaries and other affiliates, at any location in the State of Illinois.

If any court shall determine that the duration or geographical limit of any restriction contained in this covenant not to compete (the "Covenant") is unenforceable under applicable law, this Covenant shall not thereby be terminated, but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to the operation of the Covenant in the jurisdiction of the Court that has made such determination.

      Other than amendments that are deemed to be made pursuant to the preceding paragraph of this Agreement, no change or modification of this

Covenant shall be valid unless the same be in writing and signed by the

Company and Officer.

      Upon a breach by Officer of this Covenant, the Company shall be entitled to recover, as liquidated damages, the first year of damage payments to be made to the Officer pursuant to Section 2.5 of this Agreement. This amount shall be deducted from the payments due to the Officer pursuant to Section 2.5 of this Agreement.  In the event that all payments pursuant to Section 2.5 have been made to the Officer, the Officer shall pay the aforementioned amount to the Company.  The Company shall also be entitled to seek injunctive relief to prevent the Officer's continued breach of this Covenant.

      2.7   Timing of Payments.  All salary payments to be made by the Company pursuant to Section 2.5 shall be made in monthly installments during the

Continuation Period, according to the Company's regular payroll practices and procedures.  Any lump-sum payment to be made to the Officer shall be equal to the present value of the payments otherwise payable to the Officer, using an interest rate assumption equal to the annual, short-term, adjusted applicable federal interest rate, as determined for the month during which the lump-sum payment is made pursuant to Section 1274(d) of the Internal Revenue Code of

1986 (the "Code"), except that the lump-sum payment of any nonqualified retirement benefit payable to the Officer shall be calculated pursuant to the actuarial assumptions of the Retirement Plan in effect on the Termination

Date.  The Company shall withhold any applicable taxes from any amounts payable to the Officer pursuant to this Agreement, which the Company determines, in good faith, it is required to withhold pursuant to applicable law.

       2.8  Officer's Costs of Enforcement.  The Company shall pay all expenses of the Officer, including but not limited to attorney fees, incurred in enforcing the Company's obligations pursuant to this Agreement.

      2.9   Waiver of Other Termination Benefits; Execution of Release and

Covenant Not To Sue.  By executing this Agreement, the Officer waives,

renounces, and forfeits any and all rights to participate in or receive benefits from any  employment severance plan or compensation protection plan

(including the CILCO, QST and CILCORP Compensation Protection Plans), whether in existence at the time of execution or at any time thereafter.  The Company reserves the right to condition the payment of any amounts under this

Agreement on the Officer's execution of a Release and Covenant Not To Sue.

      2.10  Mitigation of Damages.  If the Officer becomes entitled to payments under Section 2.5 of this Agreement, the Officer shall make reasonable efforts to mitigate damages by seeking other employment of substantially equal dignity, importance and character as the highest position which the Officer had held with the Company.  The Officer also shall not be required to accept any position which would involve competition with the company or disclosure of company confidential information.  The Officer also shall not be required to accept any position outside of the State of Illinois.

      To the extent that the Officer shall actually receive compensation or benefits from such other employment described in this Section, the payments made to the Officer under Section 2.5 of this Agreement shall be correspondingly reduced, but not below the amount payable pursuant to Section

2.6 of this Agreement.

      2.11  Additional Payments to Officer.     In the event it shall be

determined that any payment by the Company (other than payments pursuant to the terms of a retirement plan qualified under Section 401(a) of the Code in which employees of the Company participate) to or for the benefit of the

Officer (whether paid or payable pursuant to the terms of this Agreement, but determined without regard to any additional payments required by this Section

2.11) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Officer with respect to such excise tax (such excise tax, together with any such interest and penalties are hereinafter collectively referred to as the "Excise Tax"),

then the Officer shall be entitled to receive an additional payment (an

"Additional Payment") in an amount such that after payment by the Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the

Additional Payment, the Officer retains an amount of the Additional Payment equal to the Excise Tax imposed upon the Payments.  The amount of the

Additional Payment shall be determined as set forth in Exhibit "A" to this

Agreement.

                                Miscellaneous

      3.1   Assignment of Officer's Rights  The Officer may not assign, pledge or otherwise transfer any of the benefits of this Agreement either before or after termination  of employment, and any purported assignment, pledge or transfer of any payment to be made by the Company hereunder shall be void and of no effect.  No payment to be made to the Officer hereunder shall be subject to the claims of creditors of the Officer.

      3.2   Agreements Binding on Successors.  This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors, assigns, personal representatives, heirs, legatees and beneficiaries.

      3.3   Notices.  Any notice required or desired to be given under this

Agreement shall be deemed given if in writing and sent by first class mail to the Officer or the Company at his or its address as set forth above, or to such other address of which either the Officer or the Company shall notify the other in writing.

      3.4   Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Officer or the Company.

      3.5   Entire Agreement.  This Agreement contains the entire

understanding of the parties.  Except as provided in Section 2.6 of this

Agreement, it may be modified or amended only by an agreement in writing signed by the party against whom enforcement of any change or amendment is sought.

      3.6   Severability of Provisions.  If for any reason any paragraph, term or provision of this Agreement is held to be invalid or unenforceable, all other valid provisions herein shall remain in full force and effect and all paragraphs, terms and provisions of this Agreement shall be deemed to be severable in nature.

      3.7   Governing Law.  This Agreement is made in, and shall be governed by, the laws of the State of Illinois.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

                                          CILCORP INC.
Attest:
                                          By:
Secretary
                                          Its:

                                          Chairman, Compensation Committee
                                          of the Board of Directors


                                          OFFICER




                                  EXHIBIT "A"


      Subject to the remaining provisions of this Exhibit A, all determinations required to be made under Section 2.11, including whether and when an Additional Payment is required and the amount of such Additional Payment and the assumptions to be utilized in arriving at such determination, shall by made by an accounting firm designated by the Company (the "Accounting Firm"). All fees and expenses of the Accounting Firm shall be borne by the Company. Any Additional Payment, as determined pursuant to this Exhibit A, shall be paid by the Company to the Officer within thirty days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Officer. As a result of possible uncertainty in the application of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Additional Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to provisions of this Exhibit A below, and the Officer thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Officer.

      The Officer shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Additional Payment or Underpayment. Such notification shall be given as soon as practicable but no later than ten business days after the Officer is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Officer shall not pay such claim prior to the expiration of the thirty day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Officer in writing prior to the expiration of such period that it desires to contest such claim, the Officer shall:

                        (a) give the Company any information reasonably requested by the Company relating to such claim,

                        (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

                        (c) cooperate with the Company in good faith in order to effectively contest such claim, and

                        (d) permit the Company to participate in any proceedings relating to such claim,

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Officer harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Officer to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Officer agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Officer to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Officer, on an interest-free basis and shall indemnify and hold the Officer harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Officer with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which an Additional Payment or Underpayment would be payable hereunder and the Officer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      If, after the receipt by the Officer of any amount advanced by the Company pursuant to the preceding paragraph, the Officer becomes entitled to receive any refund with respect to such claim, the Officer shall (subject to the Company's complying with the requirements of the preceding paragraph) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Officer of an amount advanced by the Company pursuant to the preceding paragraph, a determination is made that the Officer shall not be entitled to any refund with respect to such claim and the Company does not notify the Officer in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Additional Payment or Underpayment required to be paid.